Exhibit 10.16
AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (this “Agreement”), effective as of December 30, 2022 (the “Effective Date”), is between Thomas E. Bergmann (“you”) and Life Time Group Holdings, Inc. and its affiliates and subsidiaries (collectively, the “Company”). Collectively, you and the Company are referred to herein as “the Parties.” In consideration of the mutual promises contained in this Agreement, the Parties agree as follows:
1.Separation of Employment. Effective as of the Effective Date, you have voluntarily elected to retire from employment with the Company and your employment with the Company shall end. You acknowledge and agree that, effective as of the Effective Date, you hereby resign as President and as an employee of the Company, and from all other offices, directorships and positions you may hold at the Company and the Company’s direct and indirect subsidiaries. Simultaneously therewith, you are entering into a consulting agreement with the Company (the “Consulting Agreement”) whereby you shall remain a service provider to the Company as a consultant providing bona fide services to the Company as set forth therein. Except as otherwise provided in this Agreement or in the Consulting Agreement, all employment privileges and benefits end as of the close of business on that date.
2.The Released Parties. The “Released Parties” include: the Company, any and all former or current parents, affiliates, subsidiaries, related companies, predecessors, successors, assigns, and each of their respective former or current officers, directors, shareholders, employees, attorneys, agents, insurers, employee benefit plans and fiduciaries of such plans, and other representatives. Through this Agreement, you are providing a release to all of the Released Parties.
3.No Admission of and No Liability. The Parties desire to resolve any and all disputes, claims and/or allegations, you or anyone on your behalf has made or could have made, up through and including the date you sign this Agreement. This Agreement is not an admission by the Company that it has acted wrongfully or unlawfully, and the Parties agree that it will not be interpreted as such.
4.Health Insurance Benefits Continuation. Following the Effective Date, to the extent permitted by law and the Company’s health insurance policies, you may voluntarily elect to continue your health insurance benefits (if any) under the federal COBRA law at your own expense for a period not to exceed eighteen (18) months. You will be provided with a separate notice of your COBRA rights. In further consideration for your releases and covenants contained in this Agreement, if you timely so elect to continue your health insurance benefits, the Company will pay the total cost of such coverage through June 30, 2024. You acknowledge that you are not otherwise entitled to the Company’s payment for the continuation of your health insurance benefits, and that the Company has agreed to provide payment through June 30, 2024 solely as consideration for your signing, and not revoking or rescinding, this Agreement.
5.Club Membership Continuation. In further consideration for your releases and covenants contained in this Agreement, the Company will continue your current Life Time club membership through June 30, 2024. You acknowledge that you are not otherwise entitled to the Company’s payment of the continuation of your club membership, and that the Company has agreed to provide such payment solely as consideration for your signing, and not revoking or rescinding, this Agreement.
6.Stock Options and Restricted Stock Units. Pursuant to the Non-Qualified Stock Option Agreement, dated June 8, 2016, by and between the Company and you (the “Pre-2021 Stock Option Agreement”), you have outstanding the right to purchase 1,200,000 shares of common stock of the Company (the “Pre-2021 Option”), all of which has vested and is exercisable as of the Effective Date. Pursuant to the Non-Qualified Stock Option Agreement, dated May 3, 2021, by and between the Company and you (the “2021 Stock Option Agreement”), the Company granted you the right to purchase 260,000 shares of common stock of the Company (the “2021 Option”), of which 162,500 shares have vested and are exercisable as of the Effective Date and 97,500 shares are to vest in equal and cumulative installments on each May 1 of the three years following the Effective Date; provided, that you remain continuously employed or engaged in active service by the Company through the applicable vesting dates. Pursuant to the Stock Option Grant Notices and Stock Option Agreements, dated October 6, 2021 and March 17, 2022, by and between the Company and you (collectively, the “Public Company Stock Option Agreements”), the Company granted you the right to purchase 102,623 shares of common stock of the Company (the “IPO Option”) and 101,626 shares of common stock of the Company (the “2022 Option”), respectively, of which 25,656 shares of the IPO Option have vested and are exercisable as of the Effective Date and the remaining 178,593 shares of the IPO Option and all of the 2022 Option are unvested and are to vest in equal and cumulative installments on each of the first four anniversaries of the applicable grant date; provided, that you remain continuously employed or continue to provide service to the Company through the applicable vesting dates.
As a result of your entering into the Consulting Agreement simultaneously with the effectiveness of your retirement from employment with the Company, you will remain in active service to the Company as a “Service Provider” and not have a “Termination of Service” under the applicable award agreements. The Pre-2021 Option, the 2021 Option, the IPO Option and the 2022 Option (collectively, the “Options”) will thus continue to vest and be exercisable, as applicable, in accordance with and subject to the terms of the respective award agreements, including that you continue to provide bona fide services to the Company. The term of the Consulting Agreement ends March 31, 2026, at which time all of the Options shall have vested if you continue to provide bona fide services to the Company through such date. The date you cease providing services to the Company shall be the “Consultant End Date.”
Solely as consideration for (and subject to) your signing, and not revoking or rescinding, this Agreement, the Company has agreed to allow the (x) 1,200,000 vested shares of the Pre-2021 Option to remain outstanding following the Consultant End Date and be eligible to be exercised in accordance with and subject to the terms of the Pre-2021 Stock Option Agreement (including with respect to the expiration of the Pre-2021 Option pursuant to Sections 3.3(a) and (c) but not Section 3.3(b) therein); (y) 260,000 shares of the 2021 Option (or such lesser amount that shall have vested as of the Consultant End Date) to remain outstanding following the Consultant End Date and be eligible to be exercised in accordance with and subject to the terms of the 2021 Stock Option Agreement (including with respect to the expiration of the 2021 Option pursuant to Sections 3.3(a) and (d) but not Section 3.3(b) and (c) therein); and (z) 204,249 shares of the IPO Option and the 2022 Option (or such lesser amount that shall have vested as of the Consultant End Date) to remain outstanding following the Consultant End Date and in each case be eligible to be exercised in accordance with and subject to the terms of the Public Company Stock Option Agreements (including with respect to the expiration of the IPO Option and the 2022 Option pursuant to Sections 3.3(a) but not Section 3.3(b), (c) and (d) therein) (and, in each case, for the avoidance of doubt, not to extend the original expiration date(s) set forth in the applicable stock option agreements).
You hereby acknowledge that you are not otherwise entitled to the concessions set forth in the foregoing paragraphs and, except as set forth in the foregoing paragraphs and except as set forth in Section 4D of the Consulting Agreement, you acknowledge that all terms of the applicable award agreements remain in effect and enforceable, including, but not limited to, the restrictive covenants set forth therein. You further acknowledge that, under the terms of the applicable award agreements, failure to comply with the restrictive covenants (as amended by Section 4D of the Consulting Agreement) will result in the expiration and forfeiture of any and all rights to vest or exercise your stock options.
Pursuant to the Restricted Stock Unit Grant Notices and Restricted Stock Unit Agreements by and between the Company and you, dated as of October 12, 2021, March 11, 2022 and April 6, 2022 (collectively, the “RSU Award Agreements”), the Company granted to you 50,000 restricted stock units on October 12, 2021 (the “IPO RSUs”), 11,111 restricted stock units on March 11, 2022 (the “2021 Bonus RSUs”), and 41,667 restricted stock units on April 6, 2022 (the “2022 RSUs” and, together with the IPO RSUs and the 2021 Bonus RSUs, the “RSUs”), and the IPO RSUs are to vest in four equal annual installments on each of the first four anniversaries of their grant date, the 2021 Bonus RSUs are to vest in two equal annual installments on each of the first two anniversaries of their grant date and the 2022 RSUs are to vest in four equal annual installments beginning on the first full trading date following the release of the Company’s 2022 financial results; provided, that the Company meets certain performance criteria set forth in that applicable RSU Award Agreement; provided, further, in each case that you remain continuously employed or engaged in service by the Company through the applicable vesting date. Pursuant to the RSU Award Agreements, 12,500 shares of common stock with respect to the IPO RSUs have vested as of the Effective Date. As a result of your entering into the Consulting Agreement simultaneously with the effectiveness of your retirement from employment with the Company, you will remain in active service to the Company as a “Service Provider” and not have a “Termination of Service” under the RSU Award Agreements. The RSUs will thus continue to vest in accordance with and subject to the terms of the RSU Award Agreements, including that you continue to provide bona fide services to the Company. All of the IPO RSUs, the 2021 Bonus RSUs and the 2022 RSUs shall have vested if you continue to provide services under the Consulting Agreement through its March 31, 2026 end date and if, with respect to the 2022 RSUs, the Company meets the performance criteria set forth in that applicable RSU Award Agreement; provided, that if the Company were to not meet such performance criteria in full or in part but exercises discretion to allow some or all of the similarly granted restricted stock units for the Company’s other executives to nonetheless vest in full or part, you will be treated equally with such other executives.
You hereby acknowledge that all terms of the RSU Award Agreements remain in effect and enforceable, including, but not limited to, the restrictive covenants set forth therein (as amended by Section 4D of the Consulting Agreement). You further acknowledge that, under the terms of the RSU Award Agreements, failure to comply with the restrictive covenants (as amended by Section 4D of the Consulting Agreement) will result in the forfeiture of any remaining unvested RSUs you may have under the applicable RSU Award Agreements.
Notwithstanding the foregoing, if you cease providing services to the Company by reason of the Company terminating the Consulting Agreement for convenience pursuant to Section 4B thereof, any unvested Options or unvested RSUs at the time of such termination will continue to vest and be exercisable, as applicable, in accordance with and subject to their respective award agreement notwithstanding such termination of service.
7.Annual Cash Bonus. On September 13, 2021, you and the Company entered into an Employment Agreement (the “Employment Agreement”). In Section 2(b)(ii) of the Employment Agreement, entitled “Annual Cash Bonus,” the Parties set forth the terms regarding the amount and eligibility requirements for receiving an annual cash bonus. The eligibility requirements include the achievement of certain Company performance metrics and/or individual performance metrics as determined by the Board of Directors or the Compensation Committee. Given that you have served as an executive officer of the Company for all of 2022 and will continue on as a consultant to the Company, you will remain eligible to receive a cash bonus under the Company’s 2022 annual bonus program for executive officers if and to the extent the Company achieves the previously approved performance metrics and based on your threshold, target and maximum cash bonus opportunities. If the Board of Directors or the Compensation Committee were to exercise positive or negative discretion in the amount of the annual cash bonus compared to the previously approved performance metrics, you would be treated equally with such other executives with respect to the exercise of such discretion. Any annual cash bonus will be paid in the normal course of business in the same time and manner as such other executives. You further acknowledge that the restrictive covenants set forth in Sections 7 through 9 of the Employment Agreement (as well as those set forth in the stock option and restricted stock unit award agreements described above, in each case as amended by Section 4D of the Consulting Agreement) remain in effect and enforceable.
8.Return of Company Property. You acknowledge that, on or before the date you sign this Agreement, you have returned all property of the Company in your possession, including, but not limited to, all files, memoranda, spreadsheets, lists, privileged information, documents, records, copies of the foregoing, any Company credit cards, scanner/fax machines, laptops, printers, copiers, phones, keys, access cards, and any other such property in your possession, except for any such property that the Company agrees you should retain to provide services under the Consulting Agreement. You also acknowledge and agree that you have deleted all information and material of the Company from your personal electronic devices and accounts, including, but not limited to, all Company e-mail information from your cellular phone, and all Company information from your personal laptop, except for any such information and material that the Company agrees you should retain to provide services under the Consulting Agreement. You acknowledge that this obligation is continuing and agree to promptly return to the Company (and delete) any subsequently discovered property to the Company.
9.Confidential Information. You agree to not divulge, furnish, or make accessible to anyone or use in any way any confidential, proprietary, or secret knowledge or information of the Company that you acquired during your employment with the Company or that you acquire while providing services under the Consulting Agreement, whether developed by you or by others, concerning: (a) any Company trade secrets; (b) any confidential, proprietary, or secret plans, developments, research, processes, designs, methods, or material (whether or not patented or patentable) of the Company; (c) any customer or supplier lists of the Company; (d) any strategic or other business, media, marketing, or sales plans, ideas, materials, or products of the Company; (e) any financial data or plans with respect to the Company; (f) any and all information, documentation, data, or material protected by the attorney-client or other privilege; and (g) any other confidential or proprietary information or secret aspects of the business of the Company. You acknowledge that the above-described knowledge and information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company.
10.Notice Regarding Trade Secrets.  Notwithstanding the foregoing, you understand that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law.  You further understand that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, you understand that an individual who files a lawsuit for retaliation by the Company for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.
11.Release. In exchange for the covenants of the Company, you, on your own behalf and on the behalf of your heirs, attorneys, agents, insurers, administrators, executors, successors, assigns, and/or other representatives, agree to forever and do forever give up, release, and discharge any and all known and unknown claims, demands, actions, decisions, alleged omissions, events, liabilities, damages, and/or rights of any kind that you have and/or may have from the beginning of time up through and including the date you sign this Agreement against the Released Parties, including for compensation, damages and remedies of any kind, equitable or at law. Your release includes, but is not limited to, any and all claims you or anyone on your behalf made or could have made against the Released Parties.
You understand that this release includes, but is not limited to, claims under the Minnesota Human Rights Act, Minn. Stat. §§ 363A.01, et seq.; Minn. Stat. Chapter 181;

Colorado Anti-Discrimination Act, Colo. Rev. Stat. §§ 24-34-301, et seq.; Colo. Rev. Stat. §§ 8-5-101, et seq.; claims brought under any other state, administrative, statutory, or codified law or regulation dealing with employment practices; Title VII of the Civil Rights Act, 42 U.S.C. § 2000e, et seq.; the Civil Rights Act of 1991;the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq.; the Older Workers Benefit Protection Act of 1990; the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq. including amendments such as the Families First Coronavirus Response Act; the Employee Retirement Income Security Act, 29 U.S.C. §1001, et seq.; the Immigration Reform and Control Act; the Occupational Safety and Health Act; the Genetic Information Non-Discrimination Act of 2008; the Lily Ledbetter Fair Pay Act of 2009; Sections 1981 through 1988 of Title 42 of the U.S.C.; and any and all other federal, state, or local law, rule, statute, or regulation; and any of the above laws as amended, if applicable. You further understand that this release includes, but is not limited to, any and all claims that you have or may have for wrongful discharge, wrongful termination, violation of public policy, discrimination, harassment, breach of contract, failure to reasonably accommodate, failure to engage in the interactive process, failure to provide leave or protected time off, promissory estoppel or breach of an expressed or implied promise, misrepresentation or fraud, retaliation, reprisal, infliction of emotional distress, negligence, whistleblowing, defamation, or any other common law theory of recovery, all claims otherwise based on any other theory, whether legal or equitable, whether developed or undeveloped, arising from or related to your employment with the Company, your separation from employment with the Company, or any other claims, demands, actions, decisions, alleged omissions, events, liabilities, damages, and/or rights of any kind occurring up through and including the date you sign this Agreement.
You agree that you will not institute any lawsuit or arbitration proceeding against any of the Released Parties arising from or related to your employment with the Company, your separation from employment with the Company, or any other actions, decisions, alleged omissions, or events occurring up through and including the date you sign this Agreement, to the greatest extent permitted by law. However, nothing in this Agreement shall be construed to prevent you from filing a charge or complaint, including a challenge to the validity of this Agreement, with a governmental agency, from participating in or cooperating with any investigation conducted by a governmental agency, or from receiving an award for information provided to a government agency, or from participating in or cooperating with any investigation conducted by a governmental agency, including, but not limited to, the Equal Employment Opportunity Commission, the Colorado Civil Rights Division, and the Minnesota Department of Human Rights or as releasing any claims which may not be released under applicable law.
12.Acceptance. The terms of this Agreement will be open for acceptance by you for a period of twenty-one (21) days during which time you may consult with an attorney and consider whether or not to accept this Agreement. You agree that changes to this Agreement, whether material or immaterial, will not restart this acceptance period.
13.Right to Rescind/Revoke. You have the right to rescind this Agreement, only insofar as it extends to potential claims under the Minnesota Human Rights Act, by written notice to the Company within fifteen (15) calendar days following your signing of this

Agreement. You also have the right to revoke this Agreement, only insofar as it extends to potential claims under the Age Discrimination in Employment Act, by written notice to the Company within seven (7) calendar days following your signing of this Agreement. Any such revocation and/or rescission must be in writing and hand-delivered to the Company, or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows: Lisa Pollock, Senior Vice President, Human Resources, Life Time, Inc., 2902 Corporate Place, Chanhassen, MN 55317.
You understand that if you exercise your right of rescission and/or revocation, the Company may, at its option, either nullify this Agreement in its entirety, or keep it in effect in all respects other than as to that portion of your release of claims that you have rescinded and/or revoked. In the event the Company opts to nullify the entire Agreement, you understand that the Company will have no obligations under this Agreement to you or others whose rights may derive from you.
14.Non-Disparagement. You agree that you will not disparage or defame any of the Released Parties orally or in writing to any third party, on any web, Internet, or social media site, or in any newspaper, media or other source of any kind.
15.Breach. If you breach any of the provisions of this Agreement, the Company shall have the right to terminate its obligations under this Agreement to you or others whose rights may derive from you.
16.Medicare Coverage/Acknowledgment. You affirm, covenant, and warrant that you are not a Medicare beneficiary and are not currently receiving, have not received in the past, will not have received at the time of payment pursuant to this Agreement, are not entitled to, are not eligible for, and have not applied for or sought Social Security Disability or Medicare benefits. In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if you are a Medicare beneficiary, etc.), the following sentences (i.e., the remaining sentences of this Paragraph) apply. You affirm, covenant and warrant that you have made no claim for illness or injury against, nor are you aware of any facts supporting any claim against, the Released Parties under which the Released Parties could be liable for medical expenses incurred by you before or after the execution of this Agreement. Furthermore, you are aware of no medical expenses which Medicare has paid and for which the Released Parties are, or could be, liable now or in the future. You agree and affirm that, to the best of your knowledge, no liens of any government entities, including those for Medicare conditional payments, exist. You will indemnify, defend, and hold the Released Parties harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and you further agree to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A), et seq.
17.No Bankruptcy/No Assignment of Rights. You agree that you have not filed for bankruptcy since you began your first period of employment with the Company, that you have not assigned to any person or entity your rights as it relates to your releases in this Agreement, and that you have the full authority to enter into this Agreement.

18.Cooperation Clause. You agree to cooperate with the Company in connection with any legal matters or investigations, if so requested by the Company. Such cooperation includes, without limitation, agreeing to make yourself available at the Company’s request to consult, advise and assist with respect to legal and business matters about which you had knowledge or responsibility during your employment with the Company, or about which the Company reasonably believes you have such knowledge or your assistance may be helpful. In performing your obligations to cooperate under this Agreement to testify or otherwise provide information, you will truthfully and completely provide requested information to the extent that you are able to do so. You agree that the consideration set forth in this Agreement is sufficient consideration for this cooperation.
19.No Claims, Charges, or Lawsuits Filed. You represent and agree that, as of the date you sign this Agreement, you have not instituted or filed any lawsuit, charge, complaint, or claim of any kind against the Company or the Released Parties. You further agree that, as of the date you sign this Agreement, you have not made any claim for sexual harassment against the Company or the Released Parties. You also represent that you have no, and know of no, injury or illness sustained as a result of work for the Company.
20.No Other Sums Due. You represent that, except as set forth in this Agreement, as of the date you sign this Agreement, the Company has paid you all salary, wages, overtime wages, commissions, bonuses, incentives, benefits, and any other sums due to you arising out of your employment with the Company.
21.Modification/Assignment. This Agreement may not be modified or assigned except by a writing signed by both Parties.
22.Governing Law/Severability. This Agreement shall be governed by the laws of the State of Minnesota. If any part of this Agreement is construed to be in violation of any law, rule, or regulation, such part shall be modified to achieve the objective of the Parties to the fullest extent permitted, and the balance of this Agreement shall remain in full force and effect.
23.Entire Agreement. You agree that this Agreement, the Consulting Agreement, the Employment Agreement, the Pre-2021 Stock Option Agreement, the 2021 Stock Option Agreement, the Public Company Stock Option Agreements, and the RSU Award Agreements (in each case as the Employment Agreement and such award agreements are amended by Section 4D of the Consulting Agreement), contain the entire agreement between the Parties with respect to the subject matter of this Agreement. Any modification of or addition to this Agreement must be in writing, signed by an officer of the Company and you.
24.Section 409A. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable Treasury Regulations issued thereunder. The Parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A of the Code from you or any other individual to the Company or any of its affiliates, employees or agents. To the extent permitted under Section 409A of the Code, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits shall be paid to you during the six (6)-month period following your “separation from service” from the Company (within the meaning of Section 409A of the Code, a “Separation from Service”) if the Company determines that at the time of your Separation from Service that you are a “specified employee” for purposes of Section 409A of the Code and paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of your death), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period.
25.Valid Agreement. You agree that this Agreement and its releases fully comply with the Age Discrimination in Employment Act (including, without limitation, the Older Workers’ Benefits Protection Act) (collectively referred to hereafter as the “ADEA”), the Minnesota Human Rights Act, and all other laws, statutes, ordinances, regulations, and/or principles of common law governing releases. Specifically as it relates to the ADEA, you understand that this Agreement has to meet certain requirements to validly release any ADEA claims you might have, and you represent that all such requirements have been satisfied, including that: (a) this Agreement is written in a manner calculated to be understood by you; (b) you are specifically waiving ADEA rights; (c) you are not waiving ADEA rights arising after the date of your signing this Agreement; (d) you are receiving valuable consideration in exchange for execution of this Agreement that you would not otherwise be entitled to receive; (e) the Company is hereby, in writing, encouraging you to consult with your attorney before signing this Agreement; and (f) you received twenty-one (21) days to consider this Agreement and at least seven (7) days to revoke your release of claims under the ADEA.
26.No Unlawful Restriction. You understand and agree that, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended to and/or shall: (a) impose any condition, penalty, or other limitation affecting your right to challenge this Agreement; (b) constitute an unlawful release or waiver of any of your rights under any laws; or (c) prevent, impede, or interfere with your ability or right to: (1) provide truthful testimony if under subpoena to do so; (2) file any charge or complaint (including a challenge to the validity of this Agreement) with, or participate in an investigation or proceeding conducted by, the EEOC and/or any other governmental entity; (3) receive an award for information provided to any government agencies; and/or (4) respond as otherwise required and/or provided for by law. Notwithstanding anything to the contrary in any paragraph of this Agreement, nothing in this Agreement is intended to be or shall be construed as a violation of any law.

27.Representation of Competency, Advice of Counsel, and Knowing and Voluntary Signature. You represent that you are fully and legally competent to execute this Agreement. You acknowledge having had the right and opportunity to review this Agreement with your own legal counsel to the extent you wish to do so. You acknowledge that you have read and fully understand this entire Agreement and knowingly and voluntarily agree to its terms and conditions. You acknowledge that neither the Company, nor any of the Released Parties or agents or attorneys thereof, have made any promise, representation, or warranty whatsoever, express or implied, not contained herein concerning the subject matters hereof to induce you to execute this Agreement, and acknowledge that you have not executed this Agreement in reliance upon any such promise, representation, or warranty.
28.Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and together shall constitute one Agreement. Copies of this Agreement shall have the same force and effect as an original. Signatures by facsimile, .pdf, or other electronic imaging shall be deemed to constitute original signatures.

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29.Acknowledgment. YOU AFFIRM THAT YOU HAVE READ THIS AGREEMENT. YOU ACKNOWLEDGE THAT YOU WERE PROVIDED WITH A REASONABLE AND SUFFICIENT PERIOD OF TIME TO REVIEW THIS AGREEMENT AND CONSIDER WHETHER OR NOT TO ACCEPT IT PRIOR TO SIGNING IT. YOU AGREE THAT THE PROVISIONS OF THIS AGREEMENT ARE UNDERSTANDABLE TO YOU, AND THAT YOU HAVE ENTERED INTO THIS AGREEMENT FREELY AND VOLUNTARILY. YOU ARE HEREBY ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.
IN WITNESS WHEREOF, the Parties have executed this Agreement by their signatures below.

Dated: December 30, 2022	/s/ Thomas Bergmann THOMAS E. BERGMANN
Dated: December 30, 2022	LIFE TIME GROUP HOLDINGS, INC. By: /s/ Eric Buss Name: Eric Buss Its: Executive Vice President & Chief Administrative Officer

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